GLOBAL ONE DISTRIBUTION & MERCHANDISING INC.
                     [INCENTIVE][NON-QUALIFIED] STOCK OPTION
                              ASSUMPTION AGREEMENT


         This Agreement is dated as of the 27th day of August, 1996, by and among Global One Distribution & Merchandising Inc.
("Global One"), Kelly Russell Studios, Inc. ("Kelly Russell") and
_____________________________ ("Optionee").

         WHEREAS, Optionee holds a[n incentive][non-qualified] stock option (the "KRSI Option") issued by Kelly Russell to acquire __________ shares of Kelly Russell common stock, $.01 par value per share ("Kelly Russell Stock") at the exercise price of $[Original Price] per share, such KRSI Option to be for the term and upon the terms and conditions set forth in a written option agreement, subject to the provisions of the [Kelly Russell Stock Option Plan] (the "KRSI Option Agreement"), a copy of which is attached hereto and incorporated herein by reference.

         WHEREAS, Global One and Kelly Russell have entered into that certain Final Amended and Restated Agreement and Plan of Reorganization dated May 28, 1996 pursuant to which, among other things, Kelly Russell will merge with and into Global One's subsidiary, KRSI Acquisition Corp. (the "Merger"), and the former shareholders of Kelly Russell will receive one-half share of common stock, $.01 par value per share of Global One ("Global One Stock") for each share of Kelly Russell Stock held by them.

         WHEREAS, Global One has agreed to assume the KRSI Option held by Optionee subject to, among other things, negotiation of an acceptable agreement with respect thereto between Global One and Optionee.


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         NOW THEREFORE, in consideration of the foregoing recitals, the mutual promises of the parties and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. ASSUMPTION/SUBSTITUTION OF OPTION. Global One hereby issues to Optionee as an assumption of and in substitution for the KRSI Option granted to Optionee [pursuant to the Kelly
Russell Stock Option Plan], the option ("Global One Option") to purchase, upon and subject to the same terms and conditions set forth in the KRSI Option Agreement, which is incorporated by reference herein, all or any part of a number of shares of Global
One Stock equal to the number of shares of Kelly Russell Stock subject to the KRSI Option, minus the number of shares of Kelly
Russell Stock acquired as a result of the exercise of the KRSI
Option prior to consummation of the Merger, and times one-half.
The exercise price per share of this option shall be the same exercise price per share as the Option being assumed, multiplied by 2. In the event that the assumption and substitution provided for in this section would result in an option to acquire a fractional share of Global One Stock, the number of shares of Global One Stock subject to this Global One Option shall be rounded down to the next lower whole number of shares to eliminate such fractional share, and the aggregate purchase price shall be adjusted commensurately. The effective date of this issuance shall be the date of consummation of the Merger.
Consummation of the Merger is a condition precedent to the effectiveness of assumption of the KRSI Option and substitution of this Global One Option.

         2. CANCELLATION OF KRSI OPTION. On and after the consummation of the Merger, and expressly contingent upon consummation of the Merger, the KRSI Option Agreement is canceled and the terms and conditions of this agreement are wholly substituted for and replace the terms and conditions of the KRSI Option Agreement, except to the extent that the KRSI Option Agreement is incorporated by reference herein. To the extent that the terms and conditions of this Agreement are inconsistent with any provision of the KRSI Option Agreement, the terms and conditions of this Agreement shall govern.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                  GLOBAL ONE DISTRIBUTION
                                  & MERCHANDISING INC.


                                  By ________________________________


                                  ___________________________________
                                  Optionee

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                                  KELLY RUSSELL STUDIOS, INC.


                                  By ________________________________